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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) December 1, 1995

                        Commission file number 1-13700
                                               -------

                             Red Lion Hotels, Inc.
                             ---------------------
            (Exact name of registrant as specified in its charter)

           Delaware                                          91-1634199
           --------                                          ----------
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                           Identification No.)

4001 Main Street, Vancouver, Washington                        98663
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(Address of principal executive offices)                    (Zip Code)

                                 (360)696-0001
                                 -------------
             (Registrant's telephone number, including area code)
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Item 5.   Other Events

The Registrant issued the following press release on December 1, 1995:

December 1, 1995

CONTACT:

Kerri Culbertson
Director, Marketing Communications
Red Lion Hotels, Inc.
360/696-0001

             RED LION HOTELS ACQUIRES PREMIER CITY CENTER PROPERTY
                       Dominates Spokane Lodging Market

VANCOUVER, Wash. -- Red Lion Hotels, Inc. ("Red Lion") (NYSE:RL) today announced that it has closed the acquisition of the 369-room, full-service Sheraton Hotel in downtown Spokane, Washington.

The hotel, renamed Red Lion Hotel-Spokane City Center, is owned by a joint venture between Red Lion and Riverfront Associates. The joint venture acquired the hotel for approximately $19 million including $5.8 million for renovation. Red Lion will manage the hotel under a long-term management contract.

Red Lion advanced funds to the venture to facilitate the refinancing of the hotel and plans a renovation program to reposition the 15-story hotel in the Spokane market. The renovation is expected to be completed in mid-1996 and will include guest rooms, meeting rooms, and all public areas including two restaurants and two lounges.

The hotel is conveniently located on the river in downtown Spokane and connected to the Spokane Center convention center. Spokane is Washington's second largest city and the largest northern metropolitan area between Seattle and Minneapolis.

"We are very pleased with this transaction," said David J. Johnson, Red Lion chairman and chief executive officer. "At a total cost of $19 million, we will have the premier hotel in Spokane at approximately half its replacement cost. This transaction will be accretive in the first year of operations. Red Lion will continue to use its cash and credit lines for growth opportunities which enhance shareholder value."

Red Lion, headquartered in Vancouver, Washington, is a leading full-service hospitality company operating 54 hotels containing approximately 14,500 rooms in the western United States. The company's registration statement for its Initial Public Offering became effective on July 26, 1995 and is listed on the NYSE under the symbol "RL".
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                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized in the City of Vancouver, Washington, on the 12th day of December 1995.

RED LION HOTELS, INC.
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(Registrant)



By:/S/DAVID J. JOHNSON
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   David J. Johnson
   President and Chief Executive Officer